Exhibit 3.2

Amended and Restated Limited Liability Company Agreement

Marvel Entertainment, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Marvel Entertainment, LLC (formerly Maverick Merger Sub, LLC), a Delaware limited liability company (the “Company”), dated December 31, 2009, is entered into by The Walt Disney Company, a Delaware corporation, as sole member (the “Member”).

WHEREAS, the Company was formed as a Delaware limited liability company on August 28, 2009, pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the “Act”);

WHEREAS, on August 31, 2009, the Member, Maverick Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Member (“Merger Sub”), the Company and Marvel Entertainment, Inc., a Delaware corporation (“Marvel”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into Marvel (the “First Merger”) with Marvel continuing as the surviving corporation in the First Merger;

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of December 31, 2009, between Marvel and the Company, immediately after the First Merger, Marvel will merge with and into the Company (the “Upstream Merger”) with the Company continuing as the surviving entity in the Upstream Merger;

WHEREAS, upon filing the certificate of merger for the Upstream Merger and acceptance of such filing by the Secretary of State of the State of Delaware (the “Effective Time”), the Company’s name shall be “Marvel Entertainment, LLC”; and

WHEREAS, the Member desires to enter into this Agreement to amend and restate in its entirety the Limited Liability Company Agreement of the Company, dated as of August 30, 2009, and to define formally and express the terms of the Company and its rights and obligations with respect thereto.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member hereby agrees as follows:

ARTICLE 1. Formation and Name. The Company was formed upon the execution and filing with the Secretary of State of the State of Delaware, on August 28, 2009 (the “Formation Date”), of a Certificate of Formation. The name of the Company is “Maverick Merger Sub, LLC” and upon the Effective Time, shall be re-named “Marvel Entertainment, LLC.” The Member may from time to time hereafter designate a new name for the Company in accordance with the provisions of the Act.

ARTICLE 2. Purpose. The purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable or incidental to the foregoing.

ARTICLE 3. Powers of the Company. Subject to any limitations set forth in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Article 2 hereof, including without limitation the power to borrow money and issue evidences of indebtedness in furtherance of the purposes of the Company.

ARTICLE 4. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Company may also have offices at such other places within or without the State of Delaware as the Member may from time to time designate or the business of the Company may require.

ARTICLE 5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

ARTICLE 6. Term. The term of the Company shall continue until terminated as provided in Article 12 hereof.

ARTICLE 7. Fiscal Year. The fiscal year of the Company shall be a 52/53 week year ending on the Saturday closest to September 30th of each year.

ARTICLE 8. Member. The Member of the Company shall be The Walt Disney Company, a Delaware corporation. Its address is 500 South Buena Vista Street, Burbank, California 91521.

ARTICLE 9. Management. Subject to the terms and conditions of this Agreement, the business and affairs of the Company shall be managed by and at the direction of the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by “managers” as defined in the Act.

ARTICLE 10. Maintenance of Books and Records. During the Term and for a period of at least four years thereafter, the Member shall keep or cause to be kept at such address as the Member shall determine full and accurate accounts of the transactions of the Company. Such books and records shall be maintained in accordance with U.S. generally accepted accounting principles, which shall be the basis for the preparation of financial reports. Such books and records shall be available for inspection and copying at reasonable times by the Member or its duly authorized agents or representatives for any purpose reasonably related to such Member’s interest in the Company.

ARTICLE 11. Officers. The day to day functions of the Company may be performed by a person or persons appointed as an officer of the Company (each an “Officer”). The Officers shall be comprised of (a) the persons listed below, to hold the office listed opposite his or her name and perform the duties associated with such office until a successor shall have been named by the Member, or until his or her death, resignation or removal and (b) upon the Effective Time of the Upstream Merger, those persons serving as officers (other than Isaac Perlmutter and Alan Fine) of Marvel immediately prior to the First Merger to hold office and perform the duties associated with such office until, in each case, a successor shall have been named by the Member, or until his or her death, resignation or removal.

Name	Title

David Thompson	Vice President

Matthew McGinnis	Vice President and Assistant Secretary

Marsha Reed	Secretary

Anne Buettner	Treasurer

James Hanford	Assistant Treasurer

Michael Salama	Assistant Treasurer

The Member, with or without cause, at any time and from time to time and for any reason, may remove any Officer and designate any other person as an Officer, to hold such office or offices as may be set forth in such designation. Any Officer may, without penalty, resign his or her position as an Officer by giving notice to the Company.

ARTICLE 12. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member, (b) the retirement, resignation, expulsion, bankruptcy or death of the Member or the occurrence of any other event that terminates the continued membership of the Member in the Company or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

ARTICLE 13. Capital Contribution and Ownership. The Member shall hold a 100 percent ownership interest in the Company. The Member is not required to make any capital contribution in exchange for its ownership interest. No loan made to the Company by the Member shall constitute a capital contribution to the Company for any purpose.

ARTICLE 14. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. The Member may make additional capital contributions to the Company in the form of cash, property, services or otherwise.

ARTICLE 15. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated 100 percent to the Member.

ARTICLE 16. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision in this Agreement to the contrary, neither the Company nor the Member on behalf of the Company may make a distribution to the Member on account of such Member’s interest in the Company if such distribution would violate the Act.

ARTICLE 17. Assignment and Transfer. The Member may assign or transfer in whole or in part the Member’s interest.

ARTICLE 18. Admission of Substitute Member. A person who acquires the Member’s entire interest in the Company by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.

ARTICLE 19. Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.

ARTICLE 20. Exculpation and Indemnification.

(a)	To the fullest extent permitted by the Act and, to the extent required by the Act, the Company shall indemnify and hold harmless any person who was or is a member, officer or manager of the Company from and against any and all liability, loss suffered and expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement that may be imposed upon or incurred by him in connection with, or as a result of, any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Company), in which he is or may become involved, as a party, witness or otherwise, by reason of the fact that he is or was a member, officer or manager of the Company or, while a member, officer or manager of the Company, is or was serving at the request of the Company as an officer, director, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), whether or not he continues to be such at the time such expenses and judgments, fines and amounts paid in settlement shall have been imposed or incurred. Notwithstanding the preceding sentence, however, the Company shall not be required to indemnify such a person who is or was a member, officer or manager in connection with an action, suit or proceeding (or part thereof) initiated by such person unless the initiation of such action, suit or proceeding (or part thereof) by such person was specifically authorized by the Member. The right of indemnification provided under this paragraph shall inure whether or not such expenses and judgments, fines and amounts paid in settlement are imposed or incurred based on matters which antedate the adoption of this Article 20. Such right of indemnification shall continue as to a person who has ceased to be a member, officer or manager of the Company, and shall inure to the benefit of the heirs and legal representatives of such a person.

(b)	Expenses (including counsel fees) incurred by a person who is or was a member, officer or manager of the Company in defending or investigating a threatened or pending action, suit or proceeding in which such person is or may become involved, as a party, witness or otherwise, by reason of the fact that he is or was a member, officer or manager of the Company or, while a member, officer or manager of the Company, is or was serving at the request of the Company as a director, officer, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), shall, to the fullest extent not prohibited by law, be paid by the Company in advance of final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company under this Article 20 or otherwise.

(c)

The rights to indemnification and advancement of expenses provided by this Article 20 shall not be deemed exclusive of any other rights which are or may be provided now or in the future under any provision currently in effect or hereafter adopted of this Agreement, by any agreement, provision of the Certificate of Formation, by vote or resolution of members, by resolution of managers, by provision of law or otherwise.

ARTICLE 21. Amendment. Any amendment to this Agreement shall require the consent of the Member.

ARTICLE 22. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

ARTICLE 23. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

THE WALT DISNEY COMPANY,

as the Sole Member

By: /s/ Matthew L. McGinnis

Name: Matthew L. McGinnis

Title: Managing Vice President, Counsel